Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-254768, 333-270835, 333-270837 and 333-278217 on Form-3 and Registration Statement Nos. 333-252118, 333-263843 and 333-270832 on Form S-8 of our reports dated April 12, 2024, relating to the financial statements of ASLAN Pharmaceuticals Limited and the effectiveness of ASLAN Pharmaceuticals Limited’s internal control over financial reporting appearing in this Annual Report on Form 20-F for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP Singapore

Deloitte & Touche LLP

Singapore

April 12, 2024